                                  Exhibit 99.1


FOR IMMEDIATE RELEASE                       COMPANY CONTACT:  Gerald T. Mulligan
                                                                  (978) 725-7555


         LSB CORPORATION ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS
                             AND QUARTERLY DIVIDEND

NORTH ANDOVER, MA, -- (MARKET WIRE) -- April 28, 2006 -- LSB Corporation, (the "Corporation" or the "Company") (NASDAQ-LSBX), today announced first quarter 2006 financial results of $260,000, or $0.06 per diluted share, as compared to $859,000, or $0.19 per diluted share, for the first quarter of 2005.

The decline in net income for the period ending March 31, 2006 was primarily due to severance payments in the amount of $373,000 incurred with the resignation of two former executive officers and to a continued compression of the Company's net interest margin from 2.78% in the first quarter of 2005 to 2.61% in the first quarter of 2006.

The most significant challenge the Company faces in the current flattened interest rate yield curve environment is to increase interest income while also maintaining competitive deposit interest rates. The Company anticipates that the squeeze on its net interest margin, which declined by 17 basis points from March 31, 2005 to March 31, 2006, will continue throughout 2006. While the entire banking industry is experiencing pressure on the net interest margin, that pressure is especially acute at LSB Corporation as it is so dependent on borrowings to fund growth.

President Gerald T. Mulligan stated, "We are pleased by the growth in our loan portfolios which indicates that we are meeting our customers' expectations in this competitive and challenging environment. In spite of industry reports that loan demand has diminished with increasing interest rates and credit quality has worsened, I am happy to report that our non-performing assets are minimal".

As of March 31, 2006, non-performing loans remained low at 0.01% of total loans while the allowance for loan losses as a proportion of total loans equaled 1.72%.

Total assets increased $24.0 million from December 31, 2005 to $545.8 million as of March 31, 2006. The increase reflected growth in both residential and commercial loans as well as in the investment portfolio.

Additionally, the Company transferred approximately $205.8 million of investments held to maturity into investments available for sale during the first quarter of 2006. The impact of this change requires the unrealized loss to be reflected on the balance sheet in the "accumulated other comprehensive loss" portion of stockholders' equity and totaled $4.0 million. Total accumulated other comprehensive loss was $5.0 million as of March 31, 2006. Notwithstanding the change into investments available for sale, the Company and the Bank continue to maintain strong capital at levels considered "well-capitalized" under regulatory capital guidelines.

Total deposits decreased slightly from December 31, 2005 and totaled $302.9 million as of March 31, 2006. Asset growth during the first quarter was funded by advances from the Federal Home Loan Bank. Total borrowed funds increased during the first quarter of 2006 by $28.4 million or 18.5% and totaled $181.7 million as of March 31, 2006.

The Company also announced a quarterly dividend of $0.14 to be paid on May 25, 2006 to shareholders of record as of May 11, 2006. This dividend represents a 3.12% annualized dividend yield based on the closing stock price of $17.95 on March 31, 2006.

Press releases and SEC filings can be viewed on the internet at our website www.LawrenceSavings.com/press-main.asp or www.LawrenceSavings.com/stockholder-info.asp, respectively.

LSB Corporation is a Massachusetts corporation that conducts all of its operations through its subsidiary, Lawrence Savings Bank (the "Bank"), a Massachusetts-chartered savings bank organized in 1868. The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. Lawrence Savings Bank operates 5 full service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 1 full service banking office in Salem, New Hampshire.

The reader is cautioned that this press release may contain certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management's expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, general economic conditions, regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K on file with the SEC, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". As a result of such risk factors and uncertainties, the Company's actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.





                                 LSB CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (In thousands)
                                   (unaudited)

(At)                                            March 31, 2006     December 31, 2005     March 31, 2005
-------------------------------------------------------------------------------------------------------
Retail loans                                         $  75,069             $  73,539          $  69,386
Corporate loans                                        167,347               161,072            165,066
-------------------------------------------------------------------------------------------------------
       Total loans                                     242,416               234,611            234,452
-------------------------------------------------------------------------------------------------------
Allowance for loan losses                               (4,160)               (4,126)            (4,139)
-------------------------------------------------------------------------------------------------------
Investments available for sale                         271,812                46,363             60,448
Investments held to maturity                                --               213,683            238,659
FHLB stock                                              10,097                10,097              9,681
-------------------------------------------------------------------------------------------------------
       Total investments                               281,909               270,143            308,788
Federal funds sold                                       3,372                   198              3,427
Other assets                                            22,310                20,974             18,085
-------------------------------------------------------------------------------------------------------
Total assets                                         $ 545,847             $ 521,800          $ 560,613
=======================================================================================================
Deposits                                             $ 302,931             $ 303,087          $ 301,873
Borrowed funds                                         181,734               153,380            196,889
Other liabilities                                        5,229                 5,411              3,847
-------------------------------------------------------------------------------------------------------
       Total liabilities                               489,894               461,878            502,609
-------------------------------------------------------------------------------------------------------
Common stock                                               453                   446                439
Additional paid-in capital                              60,556                59,856             59,606
Retained earnings (loss)                                   (42)                  326             (1,101)
Accumulated other comprehensive loss                    (5,014)                 (706)              (940)
-------------------------------------------------------------------------------------------------------
       Total stockholders' equity                       55,953                59,922             58,004
-------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity           $ 545,847             $ 521,800          $ 560,613
=======================================================================================================

                         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (In thousands, except per share data)
                                   (unaudited)

                                                                         Three months ended
                                                                         ------------------
(For the period ending)                                 March 31, 2006    December 31, 2005    March 31, 2005
-------------------------------------------------------------------------------------------------------------
Interest income                                             $    6,535           $    6,487        $    6,109
Interest expense                                                 3,241                3,107             2,555
-------------------------------------------------------------------------------------------------------------
Net interest income                                              3,294                3,380             3,554
Provision (credit) for loan losses                                  --                   --                --
-------------------------------------------------------------------------------------------------------------
Net interest income after provision (credit
   for loan losses)                                              3,294                3,380             3,554
Non-interest income                                                330                  432               365
Lawsuit judgment collected                                          --                2,223                --
Salary & employee expense                                        2,067                2,191             1,576
Other non-interest expense                                       1,156                1,105             1,005
-------------------------------------------------------------------------------------------------------------
       Total non-interest expense                                3,223                3,296             2,581
Net income before income taxes                                     401                2,739             1,338
Income tax expense                                                 141                1,056               479
-------------------------------------------------------------------------------------------------------------
Net income                                                  $      260           $    1,683        $      859
=============================================================================================================

Basic earnings per share                                    $     0.06           $     0.38        $     0.20
Diluted earnings per share                                  $     0.06           $     0.37        $     0.19

End of period shares outstanding                             4,527,617            4,464,033         4,385,726

Average shares outstanding:
Basic                                                        4,496,013            4,464,033         4,365,559
Diluted                                                      4,555,725            4,528,193         4,532,751

SELECT FINANCIAL DATA:
                                                                         Three months ended
                                                                         ------------------
(At or for the periods ending)                          March 31, 2006    December 31, 2005    March 31, 2005
-------------------------------------------------------------------------------------------------------------
                                                                             (unaudited)

Performance ratios (annualized):
Return on average assets                                          0.20%                1.27%             0.65%
Return on average stockholders equity                             1.85%               11.41%             6.02%
Net interest margin                                               2.61%                2.62%             2.78%
Interest rate spread                                              2.22%                2.25%             2.49%

Dividends paid per share during period                      $     0.14           $     0.14        $     0.14


(At)                                                    March 31, 2006    December 31, 2005    March 31, 2005
-------------------------------------------------------------------------------------------------------------
                                                                             (unaudited)

CAPITAL RATIO:
Stockholders equity to total assets                              10.25%               11.48%            10.35%
Leverage ratio                                                   11.52%               11.34%            10.91%

RISK BASED CAPITAL RATIO:
Tier one                                                         18.24%               19.09%            18.19%
Total risk based                                                 19.49%               20.34%            19.44%

ASSET QUALITY:
Allowance for loan losses as a percent of total loans             1.72%                1.76%             1.77%
Non-performing loans as a percent of total loans                  0.01%                0.01%             0.01%

PER SHARE DATA:
Book value per share                                        $    12.36           $    13.42        $    13.23
Tangible book value per share (excludes accumulated other
    comp. loss)                                                  13.47                13.58             13.44
Market value per share                                           17.95                17.35             17.99